                                                                    EXHIBIT 12.1



I. EXCLUDING INTEREST ON DEPOSITS



                                  FOR THE NINE MONTHS
                                  ENDED SEPTEMBER 30,
                                                                     YEARS ENDED DECEMBER 31,
                                  --------------------  --------------------------------------------------
                                    1997       1996       1996       1995       1994     1993       1992
                                  ---------  ---------  ---------  ---------  --------  -------   --------
                                                           (DOLLARS IN THOUSANDS)
Net income......................  $  85,279  $  58,353  $  62,442  $  67,342  $ 43,039  $12,896   $ 14,498
Extraordinary items, net of
  taxes.........................         --         --         --         --        --       --         --
Cumulative effect of changes in
  accounting principles, net of
  tax...........................         --         --         --         --        --   (3,029)        --
Income tax expense..............     54,670     39,617     49,830     49,850    26,502   13,015     14,378
                                  ---------  ---------  ---------  ---------  --------  -------   --------
  Pretax earnings...............    139,949     97,970    112,272    117,192    69,541   22,882     28,876
Fix Charges:
Portion of rental expense which
  approximates the interest
  factor........................        986        868      1,166        833       799      709        721
Interest on borrowed funds......     52,771     28,597     37,923     23,923    19,937   11,925     10,032
                                  ---------  ---------  ---------  ---------  --------  -------   --------
  Total fixed charges...........     53,757     29,465     39,089     24,756    20,736   12,634     10,753
                                   ========   ========   ========   ========   =======  =======    =======
Earnings (for ratio
  calculation)..................  $ 193,706  $ 127,435  $ 151,361  $ 141,948  $ 90,277  $35,516   $ 39,629
                                   ========   ========   ========   ========   =======  =======    =======
Ratio of earnings to fixed
  charges.......................       3.60       4.32       3.87       5.73      4.35     2.81       3.69
                                   ========   ========   ========   ========   =======  =======    =======